Exhibit 99.1

Badger Meter Reports Third Quarter 2020 Results

MILWAUKEE--(BUSINESS WIRE)--October 16, 2020--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights

  Resiliency of municipal water market evident with consolidated third quarter 2020 sales of $113.6 million, an increase of 5% compared to $108.6 million in the comparable prior year quarter; municipal water sales grew 11% year-over-year.
  Strong incremental profitability with a 210 basis point increase in operating profit margins.
  Net earnings and diluted earnings per share (EPS) were $14.9 million and $0.51, respectively, compared to $12.7 million and $0.44 in the comparable prior year period.
  Generated $21 million of cash provided by operations representing strong earnings conversion, ending the quarter with $94 million in cash on the balance sheet.

Overview

“During the quarter, we continued to effectively serve customers while protecting the health, safety and well-being of our employees and communities. We were pleased with the stability of municipal water order rates from the second quarter trough, and with the performance of our manufacturing operations which recovered productivity and output. My thanks go to all the Badger Meter employees who continue to adeptly serve our customers and keep our operations running safely and efficiently,” said Kenneth C. Bockhorst, Chairman, President and CEO of Badger Meter.

Third Quarter Operating Results

Municipal water sales increased 11% over the comparable prior year quarter. Improving order rates, as well as the conversion of backlog built last quarter, the result of modest manufacturing interruptions resulting from the rapid onset of COVID-19, contributed approximately equally to the sales growth in the quarter. Demand for ultrasonic meter technology and ORION® Cellular radios continued to grow, and existing AMI (advanced metering infrastructure) project installation schedules progressed. Sales of flow instrumentation products were 18% lower year-over-year, as the anticipated weakness across the varied industrial end markets served continued.

Operating margins of 17.2% were 210 basis points higher than the prior year’s 15.1%. Gross profit margins were strong at 39.6%, a 120 basis point increase over the prior year’s 38.4%. The favorable product sales mix trend continued with higher software-as-a-service (SaaS), cellular radio and ultrasonic meter sales benefitting margins. In addition, the prior year included a discrete, non-recurring warranty provision for a previously installed product solution outside North America.

Selling, engineering and administration (“SEA”) expenses in the third quarter of 2020 of $25.5 million increased a modest $0.3 million from the prior year’s $25.2 million as higher personnel costs were partially offset by lower travel and other pandemic-impacted expenses. SEA leverage improved to 22.5% from 23.2% in the comparable prior year quarter. The tax rate of 23.9% was slightly higher than the prior year’s 22.1%.

“In summary, I am proud of how our team performed in a coordinated and collaborative way. We continue to make strong progress on our strategic growth plans and providing the best service possible to customers, while doing our part to limit the spread of COVID-19,” stated Bockhorst.

Outlook

“As we look ahead, we will continue to adapt to and execute through the far-reaching implications of the pandemic. While there have been sporadic, short-term award delays, we have not experienced cancellations and our backlog and bid funnel of attractive opportunities remains solid. Unsettled market conditions and related customer budget uncertainty, primarily in North America, could impact a portion of our large and diverse customer base, however, we anticipate the critical municipal water industry in general will be more resilient, on a relative basis. End markets and product applications served by the flow instrumentation product line are expected to remain challenged.

We believe our long term opportunities for growth remain intact, and COVID-19 has spotlighted some of the benefits of our smart water solutions including remote-read AMI offerings and remote-actuated flow control meters. Our infrastructure-free ORION® Cellular radios and BEACON® software solution enable the safe, efficient and sustainable delivery of actionable data and insights to utilities allowing for remote monitoring and control of critical operations. We are well-positioned to further augment these data-driven technology solutions and help our customers resourcefully address their varied challenges.

While we cannot control the cadence of orders, we can and will build on our successes from the first nine months of the year and leverage those in the fourth quarter and into 2021. Our strong cash generation and balance sheet allow us to nimbly execute our capital allocation strategy. This involves investing to grow our business organically and through acquisitions that are consistent with our vision and objectives, as well as returning cash to shareholders via dividends, with this past August marking the 28th consecutive year of increased dividends.”

Bockhorst concluded, "Badger Meter has performed well during the pandemic due to the resiliency of our end markets and the competitive advantages we have created with our innovative offerings. With our deep customer and supplier relationships, incredible employees and relentless innovation focus, I am confident in our long term growth prospects. As the world evolves with the pandemic, we remain focused on our goal of protecting the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s third quarter 2020 results today, Friday October 16, 2020 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via webcast through the Investor section of our website. Participants can also register to take part in the call using this online registration link: http://www.directeventreg.com/registration/event/4885843. After registering, instructions will be shared on how to join the call. If online registration is unavailable, registration can also be accomplished by calling 888-869-1189 or 706-643-5902 and providing the conference ID number: 4885843. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. Potential factors that could affect such forward-looking statements include the duration, severity and geographic spread of the COVID-19 pandemic, government actions to address or mitigate the impact of the COVID-19 pandemic, and the potential negative impacts of COVID-19 on the global economy, the company’s operations and those of our customers and suppliers. In addition, the company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$113,587	$108,646	$313,214	$317,069

Cost of sales	68,564	66,976	189,019	194,666

Gross margin	45,023	41,670	124,195	122,403

Selling, engineering and administration	25,509	25,225	76,001	76,598

Operating earnings	19,514	16,445	48,194	45,805

Interest (income) expense, net	(46)	66	18	280
Other pension and postretirement costs	21	41	109	123

Earnings before income taxes	19,539	16,338	48,067	45,402

Provision for income taxes	4,678	3,617	11,818	10,499

Net earnings	$14,861	$12,721	$36,249	$34,903

Earnings per share:

Basic	$0.51	$0.44	$1.25	$1.20

Diluted	$0.51	$0.44	$1.24	$1.19

Shares used in computation of earnings per share:

Basic	29,048,683	29,013,573	29,049,675	29,022,080

Diluted	29,220,497	29,193,338	29,219,537	29,215,192

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$93,901	$48,871
Receivables	57,706	61,365
Inventories	76,987	81,948
Other current assets	4,156	7,910
Total current assets	232,750	200,094

Net property, plant and equipment	82,435	85,761
Intangible assets, at cost less accumulated amortization	42,884	48,163
Other long-term assets	19,309	16,617
Goodwill	71,258	71,258
Total assets	$448,636	$421,893

Liabilities and Shareholders' Equity

Short-term debt	$-	$4,480
Payables	37,791	31,523
Accrued compensation and employee benefits	12,671	12,754
Other current liabilities	9,730	8,490
Total current liabilities	60,192	57,247

Deferred income taxes	2,649	876
Long-term employee benefits and other	34,252	32,702
Shareholders' equity	351,543	331,068
Total liabilities and shareholders' equity	$448,636	$421,893

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$14,861	$12,721	$36,249	$34,903
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	3,154	2,625	9,132	8,688
Amortization	3,320	3,026	9,803	9,323
Deferred income taxes	9	33	401	18
Noncurrent employee benefits	114	117	571	(150)
Stock-based compensation expense	336	328	1,041	882
Changes in:
Receivables	(3,454)	(1,473)	3,184	4,555
Inventories	118	(1,694)	5,188	(4,259)
Payables	2,599	1,744	(2,175)	10,885
Prepaid expenses and other current assets	(575)	(1,860)	6,485	(5,806)
Other current liabilities	910	4,669	3,799	2,100
Total adjustments	6,531	7,515	37,429	26,236
Net cash provided by operations	21,392	20,236	73,678	61,139

Investing activities:
Property, plant and equipment expenditures	(2,276)	(1,123)	(5,855)	(5,589)
Net cash used for investing activities	(2,276)	(1,123)	(5,855)	(5,589)

Financing activities:
Net decrease short-term debt	(4,600)	-	(4,600)	(13,500)
Payment of contingent acquisition consideration	-	-	-	(1,650)
Dividends paid	(5,230)	(4,936)	(15,108)	(13,652)
Proceeds from exercise of stock options	27	215	505	963
Repurchase of treasury stock	(61)	(522)	(2,934)	(3,358)
Issuance of treasury stock	33	46	126	142
Net cash used for financing activities	(9,831)	(5,197)	(22,011)	(31,055)
Effect of foreign exchange rates on cash	(585)	(82)	(782)	147

Increase in cash and cash equivalents	8,700	13,834	45,030	24,642
Cash and cash equivalents - beginning of period	85,201	23,894	48,871	13,086

Cash and cash equivalents - end of period	$93,901	$37,728	$93,901	$37,728

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com